Exhibit 99.1

Acceleron Announces New Luspatercept Phase 2 Clinical Results at the
20th Congress of the European Hematology Association
– In lower risk myelodysplastic syndromes patients, longer-term treatment with luspatercept led to sustained increases in hemoglobin levels and transfusion independence –
– In both transfusion and non-transfusion dependent beta-thalassemia patients, luspatercept demonstrated durable increases in hemoglobin levels, reductions in transfusion burden and improvements in disease complications such as iron overload –

Cambridge, Mass. – June 12, 2015 – Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutic candidates that regulate cellular growth and repair, today announced that new preliminary results from the ongoing phase 2 clinical trials of luspatercept in patients with lower risk myelodysplastic syndromes (MDS) and in patients with beta-thalassemia were highlighted in oral presentations at the 20th Congress of the European Hematology Association in Vienna, Austria. Acceleron and its collaboration partner, Celgene Corporation, are jointly developing luspatercept.

“We have previously shown that with just 3 months of treatment, luspatercept can increase hemoglobin levels and achieve transfusion independence in lower risk MDS patients,” said Matthew Sherman, Executive Vice President and Chief Medical Officer of Acceleron. “These new results show that longer-term treatment with luspatercept can produce sustained hemoglobin increases and transfusion independence in some patients now exceeding 6 months. Additionally, in our beta-thalassemia study, luspatercept has demonstrated positive effects on multiple complications of the disease by increasing hemoglobin levels, reducing transfusion burden and reducing iron overload in the majority of patients.”

MDS Phase 2 Study:

For the first time, data from the 12-month extension study of low and intermediate-1 risk myelodysplastic syndromes patients were presented.

The preliminary results show encouraging longer-term, durable responses with luspatercept.

•	Patients who completed the initial 3-month study may have been eligible to enroll in the 12-month extension study.

•	Twenty-two patients were evaluable for efficacy analyses; 9 low transfusion burden patients and 13 high transfusion burden patients.

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For the low transfusion burden patients, the mean hemoglobin increase at one month was approximately 2 g/dL, increased to between 2.5 and 3.0 g/dL and was maintained for the 6-month period for which data are available.

•
For transfused patients, 43% achieved transfusion independence with several patients maintaining this transfusion independence for more than 6 months with the longest ongoing transfusion independent patient at nearly 8 months. All of these patients remain on study.

Beta-Thalassemia Phase 2 Study:

Data were presented for both non-transfusion dependent (NTD) and transfusion dependent (TD) beta-thalassemia patients. The preliminary results demonstrate that luspatercept, by addressing the underlying ineffective erythropoiesis, can increase hemoglobin levels, reduce transfusion burden and reduce liver iron concentrations in iron overloaded patients.

•	Non-transfusion dependent patients

◦	For patients who received luspatercept 0.8–1.25 mg/kg, 38% had a mean hemoglobin increase ≥ 1.5 g/dL maintained for at least 9 weeks.

◦	For 8 of the 12 iron overloaded NTD patients, luspatercept reduced liver iron concentration by at least 1 and up to 4.6 mg/g dry weight over the 16 week period.

•	Transfusion dependent patients

◦	All ten evaluable patients who received luspatercept 0.6–1.25 mg/kg had more than a 40% reduction in transfusion burden.

◦	For 2 of the 3 iron overloaded TD patients, luspatercept reduced liver iron concentration by 1.96 and 4.7 mg/g dry weight, respectively.

The slides from these two oral presentations will be available on Acceleron's website (www.acceleronpharma.com) under the Publications tab.

About Luspatercept

Luspatercept is a modified activin receptor type IIB fusion protein that acts as a ligand trap for members in the Transforming Growth Factor-Beta (TGF-beta) superfamily involved in the late stages of erythropoiesis (red blood cell production). Luspatercept regulates late-stage erythrocyte (red blood cell) precursor cell differentiation and maturation. This mechanism of action is distinct from that of erythropoietin (EPO), which stimulates the proliferation of early-stage erythrocyte precursor cells. Acceleron and Celgene are jointly developing luspatercept as part of a global collaboration. Luspatercept is currently in phase 2 clinical trials in patients with beta-thalassemia and in patients with myelodysplastic syndromes. For more information, please visit www.clinicaltrials.gov.

About Myelodysplastic Syndromes

MDS comprise a heterogeneous group of hematologic malignancies of the bone marrow commonly leading to severe and chronic anemia due to ineffective erythropoiesis. The National Cancer Institute estimates that more than 10,000 people are diagnosed with MDS in the United States each year. Patients with MDS often have a hypercellular bone marrow with various dysplastic changes of the cells that are also seen in peripheral blood, resulting in cytopenias (low blood cell counts) and an increased risk of progression to acute myeloid leukemia. Nearly all MDS patients suffer from anemia. The anemia in MDS is often characterized by high endogenous levels of EPO driving an abundance of early stage red blood cell precursors and an inability of these precursor cells to properly differentiate into healthy, functional red blood cells. Many patients are therefore unresponsive to the administration of erythropoietin to correct the resulting anemia and instead require red blood cell transfusions, which can increase the risk of infection and iron-overload related toxicities.

About Beta-thalassemia

Beta-thalassemia is an inherited disease involving mutations in the beta globin gene leading to deficient hemoglobin levels and defective red blood cell production in the bone marrow known as ineffective erythropoiesis. Beyond the severe anemia, many patients also suffer from multiple organ dysfunction, largely due to excess iron deposits, known as "iron overload," resulting from the ineffective erythropoiesis as well as the repeated red blood cell (RBC) transfusions to address the anemia. Iron overload can lead to heart failure, liver fibrosis, and diabetes, among other consequences. Current clinical management for beta-thalassemia includes RBC transfusions and iron chelation therapy, which is associated with toxicities. There are no drugs approved to treat beta-thalassemia, leaving healthcare providers with few options for patients.

About Acceleron
Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutic candidates that regulate cellular growth and repair. The company is a leader in understanding the biology of the TGF-beta protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical protein therapeutic candidates with novel mechanisms of action. These therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking statements about Acceleron's strategy, future plans and prospects, including statements regarding the development of luspatercept and Acceleron’s TGF-beta superfamily program generally, the timeline for clinical development and regulatory approval of luspatercept, the expected timing for the reporting of data from ongoing trials, and the structure of Acceleron’s planned or pending clinical trials. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include that preclinical testing of Acceleron’s compounds and data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when we expect it to be, that Acceleron or Celgene will be unable to successfully complete the clinical development of its compounds, that the development of Acceleron's compounds will take longer or cost more than planned, that Acceleron or Celgene may be delayed in initiating or completing any clinical trials, and that Acceleron's compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading "Risk Factors" included in Acceleron's Annual Report on Form 10-K which was filed with the Securities and Exchange Commission (SEC) on March 2, 2015, and other filings that Acceleron has made and may make with the SEC in the future. The forward-looking statements contained in this press release reflect Acceleron’s current views with respect to future events, and Acceleron does not undertake and specifically disclaims any obligation to update any forward-looking statements.
For more information, please visit www.acceleronpharma.com.
Source: Acceleron Pharma

CONTACT:
Acceleron Pharma Inc.
Steven Ertel
Executive Vice President and Chief Operating Officer
617-649-9234

Media contact:
Maureen L. Suda
Suda Communications LLC
585-387-9248

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